EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

Storage Alliance Inc.
Calgary, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated September 24, 2003 relating to the financial statements of EAESW, Inc. Strata Web Division ("Strata Web"), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of Strata Web to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP
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BDO DUNWOODY LLP

Vancouver, Canada
November 18, 2003